THE ECHLIN INC. PERFORMANCE UNIT PLAN
                    AS AMENDED AND RESTATED APRIL 23, 1998

      The following is the Performance Unit Plan of Echlin Inc. ("the Company"), as originally adopted by the Board of Directors of the Company at a regular meeting of the Board of Directors held on October 20, 1976 and as subsequently amended through and April 23, 1998:

              1. Name. The name of the Plan is The Echlin Inc. Performance Unit Plan (hereinafter called the "Plan").

              2. Purpose. The purpose of the Plan is to provide incentive to certain key employees of the Company and of its subsidiary corporations to improve the earnings and performance of the Company. In addition if earning targets are met, it is also intended to provide a source of funds for participants to use to exercise stock options granted under the Company's Stock Option Plan.

              3. Eligibility. Employees eligible to participate in the Plan shall be those key employees of the Company or any subsidiary corporation whose efforts may have an effect upon the growth and performance of the Company and who shall be selected to participate in the Plan by the Compensation and Management Development Committee or any successor thereto (hereinafter called the "Committee") of the Board of Directors of the Company.

              4. Administration. The Plan shall be administered by the Committee. No member of the Committee shall be eligible to participate in the Plan. The Committee shall consist of two or more directors of the Board of Directors. It is intended that the directors designated to serve on the Committee shall be "disinterested persons" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended); however, the mere fact that a Committee member shall fail to qualify under either of these requirements shall not invalidate any award made by the Committee which award is otherwise validly made under the Plan. The Committee shall have power to construe and interpret the Plan and to establish and amend rules, regulations and forms for its administration and to certify all payments made under the Plan. The determination of the Committee on all matters relating to the Plan shall be conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder. Notwithstanding anything to the contrary herein, the Board of Directors, other than Directors who are participants under the Plan or who are otherwise not "disinterested persons" or "outside directors", may, in its sole discretion, at any time from time to time, administer the Plan, in which case, the term Committee as used herein shall be deemed to mean the Board of Directors.

              5. Award of Performance Units. Annually, within 90 days after the close of the Company's fiscal year, the Committee may award to eligible employees Performance Units in such amounts so as to have a target value at the conclusion of a three-year cycle equal to a pre-determined percentage of salary grade midpoint compensation. Such percentage is adjusted to reflect individual and business unit performance ratings for the just completed fiscal year.

              6. Value of Performance Units. In connection with each award, the Committee shall establish a targeted three-year compound growth rate in earnings per share for such three year cycle of the Plan. The value of a Performance Unit shall be equal to (i) the actual earnings per share of the Common Stock of the Company for the three full fiscal years beginning with the fiscal year in which an award of a Performance Unit is made to an employee, multiplied by (ii) a performance factor based on the annual growth rate in earnings per share by comparing, upon a compounded basis, the earnings per share for the final year of the period with the earnings per share of the Company during the fiscal year immediately preceding the award of a Performance Unit, interpolated with reference to the following table:

  Three-Year Compound
  Growth Rate Achieved                           Performance Factor
  --------------------                           ------------------

       Equal to or Greater than 150%
       of the Targeted Growth Rate                       200%

       Equal to the Targeted Growth Rate                 100%

       Equal to 50% of the Targeted Growth Rate           25%

       Less than 50% of the Targeted Growth Rate           0%

      Earnings per share for any fiscal year will be determined by reference to the published financial reports of the Company by dividing reported consolidated net income for the year by the reported average number of common shares outstanding, during such year.

       7. Vesting of Performance Units.

              (a) General. The value of Performance Units will vest fully in the employee to whom awarded at the close of business on the last day of the fiscal year with reference to which the value of a Performance Unit is finally determined.

             (b) Vesting Upon Change in Control. If there is an event constituting a Change In Control (as hereinafter defined) of the Company, the value of all outstanding Performance Units shall immediately vest in the employee to whom awarded as of the date on which such Change In Control occurs. The value shall be equal to (a) one hundred percent (100%) of the targeted value of each unit at the time of issuance as recorded in the office of the Vice President-Human Resources multiplied by (b) a fraction, the numerator of which is the number of full and partial months since the beginning of the fiscal year in which the Performance Unit was awarded until the date on which the Change In Control occurs, and the denominator of which is thirty-six (36).

             (c) Definition of Change In Control. An event constituting a "Change In Control" shall occur when (and only when) the Company obtains actual knowledge that: (a) any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than the Company or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; or (b) a tender offer or exchange offer, other than an offer the Company, has expired, pursuant to which twenty percent (20%) or more of the combined voting power of the Company's then outstanding shares of common stock have been purchased; or (c) the stockholders of the Company have approved an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation); or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board of Directors of the Company; provided that, with respect to an event described in clauses (a), (b) or (c), above, such event shall only constitute a Change In Control if, and at such time as, the Board of Directors of the Company declares, in its sole discretion, that the event qualifies or will qualify as a Change In Control. A Change In Control shall also occur with respect to a participant under the Plan who is an employee of an employer that is a wholly owned subsidiary of the Company, but only one of the events described in (a), (b) or (c) of the preceding sentence occurs with respect to that employer.

              8. Payments on Account of Performance Units and Maximum Payments. Payments on account of Performance Units which have fully vested shall be made to the employees in whom such Units have vested, seventy percent (70%) in cash within 90 days of the date upon which such units become vested and thirty percent (30%) in Common Stock of the Company purchased at market after the end of the three-year performance cycle in conformity with applicable federal and state securities laws and allocated to participants in accordance with the rules and regulations established by the Committee. Payments on account of Performance Units awarded prior to Fiscal Year 1995 and on account of Performance Units vesting upon a Change In Control shall be one hundred percent (100%) in cash. Subject to adjustments made consistent with paragraph 9(i) hereof, (i) the aggregate number of shares of Common Stock to be purchased and delivered under the Plan shall not exceed 1,000,000 shares; (ii) no participant may receive more than 50,000 shares in payment on account of Performance Units which have become fully vested in any calendar year; and (iii) the maximum payment on account of Performance Units for each three-year cycle to any one participant shall be $5,000,000 including the value of shares received. Performance Units payable in shares but in excess of the limitation provided in subparagraph (ii) above, shall be payable in cash.

              9. Adjustments. The Committee may make adjustments from time to time in the number of Performance Units credited to any employee's account or in the earnings per share, in such reasonable manner as the Committee may determine to reflect (i) any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of stock dividends or other increases or decreases in such shares effected without receipt of consideration by the Company; or (ii) material changes in the Company's accounting practices or principles; or
       (iii) material acquisitions or dispositions, the effect of which would be to distort earnings per share of the Performance Factor described above. Provided, however, that no such adjustment shall be made to the extent that the Committee determines that adjustment would cause payment under the award to fail to be fully deductible by the Company under Section 162(m) of the Code.

              10. Disability, Death, Retirement or Termination. If before the vesting of Performance Units, an employee holding such Units ceases to be employed by the Company or any of its subsidiaries for any reason other than death, disability or retirement, unvested Performance Units will be forfeited.

              In the event of an employee's death, disability or retirement before the vesting of any Performance Units which he or she may hold, the Committee may provide in its sole discretion for the vesting and payment of any such unvested Performance Units upon an equitable basis reflecting the performance of the Company during the period beginning on the date when such employee was awarded Performance Units and ending upon the date of disability, death or retirement.

              No Performance Unit shall be regarded as in any way vested unless the employee is in the employ of the Company or any of its subsidiaries at the conclusion of the period in which the value of any Performance Unit is finally determined, and the decision of the Committee with respect to any such determinate shall be final.

              11. Amendment or Termination of Plan. The Board of Directors, other than Directors who are participants under the Plan or who are otherwise not "disinterested persons" or "outside directors", may amend, suspend or terminate this Plan at any time or from time to time, provided, however, that no amendment, suspension or termination may affect the terms of any then outstanding Performance Units except with the written consent of the holder thereof and that no amendment may be made which shall (i) increase the aggregate number of shares purchased for distribution under the Plan (except for adjustments pursuant to paragraph 9(i) above), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) materially increase the benefits accruing to participants under the Plan, without the approval of the Company's shareholders.

              12. Continuance of Employment. The Plan shall not impose any obligation on the Company or its subsidiary corporations to continue the employment of any person.

              13. Trust and Plan Funding. The Company may establish a trust, which is intended to be treated as and interpreted as a "grantor trust" under the Code, and which, to the extent funded in respect of this Plan, shall not be intended to cause a participant in the Plan to realize income on amounts contributed thereto (the "Trust"), with a trustee (the "Trustee"), pursuant to such terms and conditions as may be set forth in a Trust Agreement to be entered into between the Company and the Trustee. At the discretion of the Company prior to a Change In Control, and in all cases following a Change In Control, any amounts that become payable to any person under the Plan, shall first be paid from the Trust and then, to the extent not paid from the Trust, shall be paid out of the general assets of the Company. To the extent that any payments are made from the Trust, the Company shall be relieved of its obligation to pay such amounts.


                                                      ECHLIN INC.


                                                      By ___________________
                                                         Larry W. McCurdy
                                                         Chairman of the Board,
                                                         President and Chief
ATTEST:                                                  Executive Officer

____________________
Jon P. Leckerling
Senior Vice President
and Corporate Secretary

APPROVED BY:

____________________
Trevor O. Jones
Chairman, Compensation
and Management Development
Committee of the Board
of Directors